Exhibit 99.1

Hercules Capital Announces ~$400 Million in Total New Commitments for the 1H2017 and Provides Interim

Portfolio Update for Q2 2017

•	Closed total new debt and equity commitments of $206 million to nine (9) companies including seven (7) new and two (2) existing portfolio companies in Q2 2017

•	Closed total new debt and equity commitments of ~$400 million for the first six months of 2017

•	Unscheduled principal repayments “early pay-offs” of ~$166 million for Q2 2017; ~$267 million for the first six months of 2017

•	Six (6) Hercules portfolio companies currently in IPO Registration

PALO ALTO, Calif., July 5, 2017 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company to innovative venture growth, pre-IPO and M&A stage companies backed by leading venture capital firms, today provided its interim portfolio update for the second quarter 2017.

“We have had a very busy second quarter and first half of 2017 with exceptionally strong portfolio activity, including both announced and in-process M&A events as highlighted in our recent press release, and higher than anticipated levels of refinancing activities,” stated Manuel A. Henriquez, founder, chairman and chief executive officer of Hercules. “We continue to execute our ‘slow and steady’ growth strategy, maintaining a conservative underwriting posture, and reinvesting unscheduled early repayments in an effort to maintain debt investment portfolio balances.”

Henriques added, “New origination activity during the second quarter was robust as we closed $206 million of new commitments, bringing us to nearly $400 million in new commitments for the first half of 2017, exceeding our previously stated target of $350 to $375 million. Unscheduled early payoffs continue at higher-than-expected levels, driven by a combination of M&A activity, increased portfolio company milestone and development achievements, and an abundance of liquidity in the broader capital markets looking for assets and higher yields.”

Henriquez concluded, “We continue to be guardedly optimistic and well positioned heading into the second half of 2017, maintaining a highly asset sensitive balance sheet that continues to benefit from rising interest rates. Our strong liquidity position enables us to onboard new investments that meet our stringent underwriting practices and we continue to monitor the new administration’s proposed fiscal and regulatory policies and reforms and how they will impact the overall macroeconomic environment.”

New Debt and Equity Commitments for Q2 2017:

In the three months ended June 30, 2017, Hercules has originated $206 million of new debt and equity commitments to nine (9) new and existing portfolio companies.

Seven (7) new commitments to innovative venture growth stage companies

Technology Portfolio – $100 Million

•	$20 million to a leading provider of market data software, managed services, and content to global financial services clients, connecting banks, hedge funds, and other buy and sell-side firms to global markets for trading across many asset classes

•	$15 million to a leading technology developer that provides a SaaS-based platform to health plans to provide their members with access to cost, quality and engagement transparency tools

•	$55 million to a developer of a cloud-based unified communications platform that combines voice and customer communications with business and customer management applications

•	$10 million to a developer of a platform that allows clients to track all media channels, automate tag management, onboard and pay direct partners, while viewing and optimizing all conversion paths

Life Sciences Portfolio – $66 Million

•	$35 million to a specialized pharma product development company focused on developing patented drug delivery systems and injectable device engineering capabilities

•	$20 million to a privately held clinical-stage biotechnology company focused on the development of therapeutics for diseases involving mitochondrial dysfunction

•	$11 million to a clinical-stage private medical device company dedicated to creating new light-based therapies for the treatment of dermatological conditions

New Commitments to Two (2) Existing Portfolio Companies – $40 Million

•	$30 million to a clinical stage biopharmaceutical company focused on applying its deuterated chemical entity platform to create novel medicines designed to address unmet patient needs

•	$10 million to a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry

Unscheduled Early Principal Repayments “Early Pay-Offs:”

For the three months ended June 30, 2017, Hercules received ~$166 million in unscheduled early principal repayments “early pay-offs.”

Portfolio Company IPO, M&A and Other Activity in Q2 2017:

Please refer to our previously released announcement “Hercules Capital Announces Additional Portfolio Company Liquidity Events and Congratulates Its Portfolio Companies on Their Achievement,” dated June 29, 2017.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.7 billion to over 375 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition, Hercules has one outstanding bond issuance of 6.25% Unsecured Notes due July 2024 (NYSE: HTGX).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578 HT-HN

mhara@htgc.com